UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 17, 2010

INTEGRATED SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11900	75-2422983
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2009 Chenault Drive, Suite 114 Carrollton, Texas	75006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 444-8280

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Integrated Security Systems, Inc. (the “Company”), the Company’s wholly-owned subsidiary, B&B ARMR Corporation, a Delaware corporation (“B&B ARMR”), and B&B Roadway and Security Solutions, LLC, a Delaware limited liability company (“Buyer”), entered into that certain Asset Purchase Agreement (the “Purchase Agreement”) on December 17, 2010. Pursuant to the terms and conditions of the Purchase Agreement, B&B ARMR has agreed to sell, and Buyer has agreed to purchase, substantially all of the assets of B&B ARMR. Such assets include, but are not limited to, the accounts receivable, fixed assets and intellectual property constituting B&B ARMR’s business of providing anti-terrorist barriers, security gates and gate operators for perimeter security applications, along with its investment in the joint venture B&B Roadway, LLC (collectively, the “Assets”). The purchase price to be paid by Buyer to B&B ARMR for the Assets is $6 million, subject to certain potential adjustments set forth in the Purchase Agreement.  Buyer has also agreed to assume certain of B&B ARMR’s liabilities.

Purchase Price for the Assets

The purchase price for the Assets consists of a cash payment in the amount of $5,550,000 and a promissory note in the original principal amount of $450,000. At the closing, ninety-five percent (95%) of the cash portion of the purchase price will be paid to B&B ARMR, subject to certain adjustments, and the remaining five percent (5%) will be deposited into escrow pursuant to an escrow agreement for the purpose of securing the indemnification obligations of B&B ARMR and the Company under the Purchase Agreement. In addition, Buyer will assume certain of B&B ARMR’s liabilities. The cash portion of the purchase price is subject to a working capital adjustment based on a minimum net working capital of $230,000 at closing. Of the cash portion of the proceeds from the Asset Sale, $450,000 will be used by the Company to make an equity investment in B&B Roadway Holdings, LLC, a newly-formed Delaware limited liability company and the parent of Buyer.

Representations and Warranties; Covenants

The Purchase Agreement contains representations and warranties of the parties customary for a transaction of this type. In addition, the Purchase Agreement also contains covenants of the parties customary for a transaction of this type, including covenants of B&B ARMR related to its conduct of the business during the period between signing and closing.

Indemnification

The Purchase Agreement includes indemnification provisions in favor of Buyer and customary for a transaction of this nature. No claim for indemnity may be made by Buyer for any losses until the aggregate amount of such losses exceeds $30,000, and then only for the amount by which such losses exceed $30,000 (except for certain losses set forth in the Purchase Agreement, in which case losses are not subject to such limitation). Buyer’s (or certain of its affiliates’) recourse for losses under the Purchase Agreement is limited exclusively to the following (and in the following order): (i) a right of recovery against the amount deposited by Buyer in escrow at closing; (ii) a right of set-off against the promissory note delivered by Buyer at closing; and (iii) lastly, a right of set-off against any dividends, distributions or other amounts owed us in connection with our equity ownership interest in B&B Roadway Holdings. The maximum amount of such losses owed Buyer by the Company and B&B ARMR under the indemnification provisions of the Purchase Agreement is limited to thirty percent (30%) of the total consideration paid by Buyer under the Purchase Agreement for the Assets (except in cases of losses resulting from intentional and knowing fraud or an intentional non-disclosure or intentional misrepresentation of any representation and warranty, where there is no limit).

Closing

The closing of the sale will take place as soon as practicable after satisfaction of each of the closing conditions set forth in the Purchase Agreement, but, in any event, under applicable rules of the U.S. Securities and Exchange Commission, no earlier than twenty (20) days after the mailing of the Company’s Information Statement to its stockholders. Closing is conditioned on Buyer concurrently closing on the purchase of assets of Causey Lyon Enterprises, Inc., the Company’s joint venture partner in B&B Roadway and a principal supplier to B&B ARMR.

The foregoing summary is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit	Description of Exhibit
10.1	Asset Purchase Agreement (furnished herewith).
99.1	Press Release of Integrated Security Systems, Inc., dated December 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2010	INTEGRATED SECURITY SYSTEMS, INC.

	By:	/s/ BROOKS SHERMAN
Name: Brooks Sherman
Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit
10.1	Asset Purchase Agreement (furnished herewith).
99.1	Press Release of Integrated Security Systems, Inc. dated December 20, 2010.